Exhibit 10.27

Memorandum

Date:	July 1, 2021

To:	Alice Roth

From:	Edmundo Gonzalez

Subject:	Employment Offer

I would like to take this opportunity to memorialize our agreement and understanding regarding your employment by Marpai, Inc. via its wholly-owned subsidiary EYME Ltd. (hereunder “the Company”).

To summarize the main points of compensation and associated responsibilities, I have put together the following points:

Title:	President, Marpai Labs

Responsibilities:	Oversight and management over all research and development activities of Marpai, Inc., which are housed in Marpai Labs, the client facing name of our Israeli subsidiary, EYME Ltd.

Development of R&D roadmap with input from product team and CIO.

Execution of roadmap with internal and external staff.

Building and maintaining a world-class deep learning research team focused on creating models to implement in Marpai’s operations with the goal of enabling efficiency beyond the competition and in member- facing products with the goal of predicting costly health events.

Reporting to:	CEO of Marpai, Inc. You shall be a member of the Marpai, Inc. management team.

Location:	Tel Aviv, Israel.

Start Date:	Partial between July 18th and September 30th, and full-time starting October 1st.

Starting salary	Monthly salary of $70,000 NIS, plus social benefits.

Initial Engagement	From July 18, 2021 to September 30, 2021 you shall dedicate 60% of your time, while you transition other responsibilities. Salary during this period shall be adjusted ratably based on this.

Annual Bonus:	You shall be eligible for an annual bonus each fiscal year based upon mutually agreed performance targets. The amount of the bonus for such fiscal year shall equal 20% of the annualized rate of the base salary. Part of your bonus may be taken in shares or options under our Global Share Incentive Plan, at your discretion.

Equity stake:	Options to purchase 125,000 shares of the Company at the price of our IPO. These options shall vest in the following manner: 31,250 at the one year anniversary of your initial employment, and 2,604 at each of the following 35 months after the first anniversary, and 2,610 at month 36. The options are governed by the Company’s Global Share Incentive Plan. Full vesting upon change of control.

Benefits:	Benefits as offered to all full-time salaried employees including: annual vacation of 4 weeks, plus company-observed holidays; medical and dental insurance coverage provided to employees of the Company and their families.

Expenses:	Business expenses such as cell phone, home office data/Internet, and travel expenses incurred on company business shall be reimbursed at actual cost, so long as an expense report and original receipts are submitted, per the Company’s policies. You may expense business class airfare, and as with all employees the company expects that the best rate in this class shall be secured to managed expenses.

Computer:	The company shall provide you with a secure computer.

Status:	At will employment, with a 30-day termination notice.

Severance:	3 months of salary and social benefits.

Confidentiality & IP:	This offer letter is contingent on a confidentiality and intellectual property assignment agreement being signed contemporaneously (Exhibit A attached).

If you have any questions, please let me know. If you are in agreement with these terms, please acknowledge your acceptance of our offer of employment with your signature below.

Sincerely,

/s/ Edmundo Gonzalez

Edmundo Gonzalez CEO

AGREED AND ACCEPTED:

/s/ Alice Roth
Alice Roth

EXHIBIT A – IP AND CONFIDENTIALITY AGREEMENT

EXHIBIT A

CONFIDENTIALITY AND INTELLECTUAL
PROPERTY ASSIGNMENT AGREEMENT

This Confidentiality and Intellectual Property Assignment Agreement (this “Agreement”) is effective as of July-3-2021, by and between Marpai, Inc., a Delaware corporation (the “Company”) and/or its present and future parent companies, subsidiaries and affiliates and successors (collectively, the “Company’s Entities”), and Alice Roth (the “Recipient”).

1.	Consideration and Acknowledgments.

The parties acknowledge and agree that the provisions and covenants contained in this Agreement are ancillary and material to, and in consideration of, the engagement of the Recipient by the Company as of date herewith.

2.	Confidentiality

2.1	The Recipient will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of the Recipient’s service with the Company, any Confidential Information (as defined below), that the Recipient has acquired during his service or in connection with his service or contacts with the Company or the Company’s Entities, without the written consent of an authorized representative of the Company.

2.2	The Recipient will not disseminate or in any way disclose the Confidential Information to any third party, without the Company’s prior written consent. The Recipient will not use the Company’s Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company. Without limiting the scope of this duty, the Recipient shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party. Without limiting the scope of this duty, the Recipient shall not design or manufacture or develop any products, which incorporate any Confidential Information.

2.3	The Recipient undertakes to treat all Confidential Information of the Company with at least the same degree of care as the Recipient accords to his own confidential information, but in no case less than reasonable care.

2.4	All Confidential Information remains the property of the Company and no license or other rights in the Confidential Information is granted hereby.

2.5	Notwithstanding the foregoing confidentiality obligations, the Recipient hereby understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016, the Recipient shall not be criminally or civilly liable under any federal or state trade secrets for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding only if such filing is made under seal. The Recipient hereby further understands and acknowledges that in the event the Recipient files a lawsuit for retaliation by the Company for reporting a suspected violation of the law, the Recipient may disclose the trade secret to his attorney and use the trade secret information in the court proceeding only if (i) any documents the Recipient files containing such trade secrets are filed under seal and (ii) the Recipient does not disclose the trade secret except pursuant to a court order. For the sake of clarity, the exceptions set forth in this paragraph shall only apply to trade secrets of the Company and shall not affect, or apply to, any other Confidential Information of the Company and shall not derogate from the Recipient’s confidentiality obligations set forth herein.

3.	Confidential Information

3.1	“Confidential Information” shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, discoveries, innovations, designs, drawings, sketches, diagrams, formulas, computer files, computer programs, hardware, software or other products, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of clients, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices, terms of payment, formulae, know-how, improvements and techniques and any other data related to the business or affairs of the Company or the Company’s Entities, its clients, including clients with whom the Company is negotiating. Confidential Information will include information in written, oral and/or any other form of communication.

3.2	Confidential Information shall not include information that (i) has become part of public knowledge other than as a result of a breach of this undertaking; (ii) was already in the Recipient’s possession at the time of disclosure, as shown by the Recipient’s written documents dated prior to the disclosure; (iii) is rightfully received by the Recipient from a third party without a duty of confidentiality, as shown by the Recipient in written documents; or (iv) any Confidential Information which the Recipient is required to disclose pursuant to any court or regulatory order, in such case, the Recipient will promptly notify the Company in writing of the existence, terms and circumstances surrounding such disclosure so that the Company may seek a protective order or other appropriate remedy from the proper authority. The Recipient agrees to cooperate with the Company in seeking such order or remedy. The Recipient further agrees that if the Recipient is required to disclose Confidential Information, the Recipient will furnish only that portion of Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable, written assurances that confidential treatment will be accorded the Confidential Information. The Recipient shall have the burden of proof establishing that any or more of these exceptions applies.

3.3	The Recipient undertakes to notify, disclose and bring to the Company’s knowledge any information coming to his knowledge in any way, including information being the product of any idea or development of mine.

4.	Return of Confidential Information

All materials including, but not limited to, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, and any other material of any kind and in any form, coming into the Recipient’s possession or prepared by the Recipient in connection with his service, are the exclusive property of the Company (the “Documents”). The Recipient agrees to return to the Company all such Documents upon termination of the Recipient’s service or upon the Company’s first written request.

5.	Work Product and the Recipient Inventions

5.1	Ownership. Without limiting the foregoing, the Work Product (as defined below) and all rights, title and interest, including intellectual property rights in and to the Work Products are and will be the sole property of the Company. “Work Product” means the results, deliveries and outcomes in any format and other work products created, developed, conceived or made as a result of, during or in connection with this Agreement and any engagement of the Recipient by the Company or the Company’s Entities, including, without limitations, source and object code, inventions and documentation.

5.2	Assignment of the Recipient Inventions. The Recipient warrants, represents and undertakes that the Recipient will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns and will assign to the Company, or its designee, any and all rights, title, and interests in and to any and all Work Products and inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registerable under copyright or similar laws, which the Recipient may, solely or jointly with others, conceive or develop or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice, during the period of time the Recipient was engaged by the Company or the Company’s Entities and within the scope of that engagement (collectively referred to as the “Inventions”). The Recipient further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his engagement by the Company in connection with the any engagement of the Recipient by the Company and which are protectable by copyright are “works made for hire,” as such term is defined in the United States Copyright Act.

5.3	Patent and Copyright Registrations. The Recipient warrants, represents and undertakes that the Recipient will assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. If the Recipient is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering The Inventions or original works of authorship assigned to the Company as above, then the Recipient hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. The Recipient agrees to perform this obligation during and after his service with the Company.

6.	Non-Solicitation

6.1	During the term of his service with the Company and thereafter for a period of 12 months, the Recipient will not solicit or encourage or cause others to solicit or encourage any employees of the Company or the Company’s Entities to terminate their employment with the Company or the Company’s Entities, and the Recipient will not assist any employees of the Company or the Company’s Entities to engage with any Competing Entities.

During the term of his service with the Company and thereafter for a period of 12 months, the Recipient will not, either directly or indirectly, either as an individual on the Recipient’s own account or as a partner, employee, consultant, director, advisor, agent, contractor, trustee, committee member, officer or shareholder (or in a similar capacity or function): (i) seek, solicit, accept or provide from, render services to, interfere with, otherwise be engaged or employed by, or divert away from the Company or the Company’s Entities any person/entity who is/was a vendor of the Company; (ii) seek, solicit, accept or provide from or to any person/entity who the Recipient knew, or should have known, to be a potential client/customer of the Company or the Company Entities prior to termination of the Recipient’s services with the Company; or (iii) seek to persuade any vendor of the Company or the Company’s Entities not to conduct or renew any services or business with the Company or the Company’s Entities or to terminate such business.

7.	Non-Disparagement

The Recipient shall not make, or cause to be made during the term of his service with the Company and indefinitely thereafter, the Recipient shall not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interest of, the Company, the Company’s Entities or any affiliates, stockholders, officers, directors, managers, employees, advisors, consultants or agents thereof. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company, the Company’s Entities or any affiliates. The Recipient further agrees not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Company, the Company’s Entities or its affiliates, officers, directors, managers, consultants or employees. For purposes of this Agreement, the term “affiliate” of the Company means and includes, without limitation, any and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, including subsidiaries, and such affiliate’s directors, officers, employees, agents, successors and assigns.

8.	No Conflicting Obligations

The Recipient will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the Recipient has first received the written approval of that third party and present it to the Company. The Recipient undertakes not to perform any activity related to the Recipient’s service with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company.

9.	Third Party Information

The Recipient recognizes that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Recipient agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Recipient’s services for the Company, consistent with the Company’s agreement with such third party.

10.	Acknowledgment and Enforcement.

The Recipient acknowledges and agrees that (i) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which the Recipient has access, the Recipient is aware that a breach of any of the obligations under this Agreement will cause the Company or the Company’s Entities serious and irreparable harm, to which monetary compensation may not be an appropriate remedy; and (ii) if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement, without any objection from the Recipient.

11.	Assignment

This Agreement may be assigned by the Company. The Recipient may not assign or delegate his obligations under this Agreement, without the Company’s prior written approval.

12.	Governing Law

This Agreement shall be construed under the laws of the State of New York, without reference to conflict of laws principles. The competent court in New York County in the State of New York shall have exclusive jurisdiction over any matter arising out of, or in connection with, this Agreement.

13.	Waiver

The Parties further consent and confirm that this Agreement was provided by Pearl Cohen Zedek Latzer Baratz, LLP (“Pearl Cohen”), counsel for the Corporation and for Purchaser, at the request of the Corporation and the Purchaser. Under applicable rules of professional conduct, a law firm owes each of its clients a duty of loyalty, which would normally preclude any attorney within the firm from undertaking a representation adverse to any client of the firm without the affected client’s informed consent. Other rules generally prohibit a firm from undertaking any representation involving an actual or potential conflict of interest without the informed consent of all affected parties. Such a situation exists whenever a firm represents two clients simultaneously in a situation in which their interests are actually or potentially adverse. The conflict of interest, and the need for informed consent, exist no matter how cordial the business relationship between the two parties currently is or is anticipated to be, and no matter how non- controversial the transactions contemplated hereunder are anticipated to be. The conflict of interest, and the need for informed consent, exist even where different “client teams” within the firm act on behalf of each client and an “ethical screen” is erected between the client teams that prohibits the sharing of either client’s confidences with the members of the other client’s team. By giving the consent requested herein, the Parties are, in effect, waiving that kind of zealous representation of the Parties’ individual and conflicting interests with respect to the transactions contemplated hereby. The Parties hereby agree that each Party has been advised to obtain independent legal counsel with respect to this Agreement and the transactions related thereto. Each Party hereby irrevocably, unconditionally, completely, fully and forever disclaims, forfeits, waives, discharges and releases any and all legal or equitable right, claim or interest against any claim against the Corporation, Pearl Cohen, and each of its affiliates, subsidiaries, officers, directors, partners and employees, and agree not to sue, or otherwise cause to be instituted any legal or administrative proceedings concerning any claim (including any conflict of interest claim), obligation, right, compensation, liability, contract, promise, damage, or cause of action of any kind at law or in equity relating to any matters arising out of or related to this Agreement or the transactions contemplated thereby.

14.	Survival

Unless specifically limited under the provisions in this Agreement, the Recipient’s obligations under this Agreement shall remain in full force during his service with the Company and following the termination, for any reason, of his service with the Company.

IN WITNESS WHEREOF, the duly authorized representative of the Company and the Recipient have executed this Agreement as of the date stated below.

THE COMPANY

Marpai, Inc.

By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	President

THE RECIPIENT

ALICE ROTH

/s/ Alice Roth

[Marpai. Inc. - Confidentiality and IP Assignment Agreement]

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